EXHIBIT 10.58

                         OUT SOURCING & LEASE AGREEMENT

This Agreement is entered into between Yellow Stone Fuels, Inc., (YFI) and US Energy Corp. and Crested Corp. d/b/a USECC, consistent with the Ratification of Understanding executed by the parties on December 1, 1996. This Agreement sets forth the terms, conditions, responsibilities and consideration for specific out sourcing arrangements, cost sharing, and service exchanges.

                                    RECITALS

        WHEREAS, YFI and USECC have entered into a Ratification Of Understanding wherein USECC, for valuable consideration, including the opportunity to obtain equity interest in YFI for minimal contribution and for other future business opportunities through YFI, and;

        WHEREAS, USECC desires in consideration of the benefits set forth in the Ratification of Understanding has agreed to enter into specific out service arrangements with YFI by providing access to various company managerial services and expertise, and YFI desires to have access to and pay for the costs of such services, and;

        WHEREAS, USECC desires to lease to YFI office space, furnishings and general office equipment and YFI desires to lease from USECC certain office space, furnishings and office equipment and compensate USECC for the same, and;

        WHEREAS, USECC desires to make available to YFI certain employees to perform various accounting, insurance, payroll, secretarial services and other consulting work, and YFI desires to make available to USECC its employees to perform certain consulting work, and other expertise, and each party desires to reimburse the other at a reasonable hourly rate for the costs associated with any exchange, consulting, services or employee work, and;

        WHEREAS, each party believes it will benefit from such reciprocal exchanges, out sourcing, consultation and reasonable compensation;

        NOW, THEREFORE, YFI and USECC, for the mutual benefits and consideration set forth herein and in the Ratification of Understanding, hereby agrees as follows:

                                  I. ACCOUNTING

1.1 USECC shall, consistent with its own practices, maintain for YFI detailed and comprehensive accounting records, all in accordance with generally accepted accounting practices.

1.2 USECC shall provide the following services and submit an accounting of the same consistent with the procedures set forth below:

                                                                   EXHIBIT 10.58

        a. Assume responsibility to maintain all records for payroll for YFI and make payroll on behalf of YFI employees consistent with and as directed by YFI, from time to time and consistent with USECC's current practice for its own employees.

        b. Perform all necessary bookkeeping, as directed by YFI and consistent with USECC's methods, and generally accepted bookkeeping practices.

        c. Take all necessary steps to admit any YFI employees so requested to USECC's health insurance plan and thereafter administer all health insurance related functions consistent with such program and to accurately record and document all labor and costs associated with the same for reimbursement by YFI.

        d. Provide all necessary secretarial services, data processing, and expertise necessary to complete all such accounting services and keep accurate records of all time and costs consumed by such duties.

        e. Charge YFI a reasonable fee (not to exceed 10% over actual costs) for all services performed by USECC employees consistent with this agreement, and for any and all work required and assigned to them by YFI and maintain a comprehensive accounting of the same

        1.3 YFI shall reimburse USECC for all actual costs relating to all services and other work performed by USECC employees plus an additional overage amount to be negotiated by the parties, but not to exceed 10% of the actual costs. Payment of such charges shall be from time to time, as agreed to by the parties but, in any event, no less than on a quarterly basis.

        1.4 USECC shall prepare and present, on a monthly basis, a full accounting of all costs associated with the services performed by its employees for YFI along with similar accounting for services and consulting performed by YFI employees for USECC.

                                  II. PERSONNEL

        2.1 USECC agrees it shall register and otherwise provide coverage for all YFI employees designated by YFI within the health insurance policies maintained by USECC.

        2.2 USECC shall administer all aspects of the health insurance program for all YFI employees covered by its policies.

        2.3 USECC shall maintain all general personnel records, employee files, and other related documentation as directed by YFI from time to time.

        2.4 YFI shall reimburse USECC for all costs associated with the services provided pursuant to this section, at a rate not to exceed USECC actual costs for the same.

                                                                   EXHIBIT 10.58


                                   III. LEASE

        3.1 USECC agrees to lease to YFI approximately 1,000 sq. ft. of office space located at its headquarters at Riverton, Wyoming..

        3.2 USECC agrees to provide furnishings, office equipment, telephones and telephone services, general secretarial services, janitorial services, and other office related matters.

        3.3 YFI shall pay USECC a lease payment of $800.00 per month for the office space and furnishings, and $200.00 per month for all costs associated with telephone services, janitorial work, and office overhead.

        3.4 Such lease arrangements shall be modified from time to time as agreed to by the parties.

                                    IV. TERM

4.1 This Out Sourcing Agreement shall remain in effect for 3 years from the date set out below, and thereafter continue from year to year until otherwise terminated by the parties. After 1 year, each party may terminate this agreement upon 90 days written notice to the other party.

4.2 Upon termination, a full accounting shall be made and the indebted party shall have 90 days to balance all outstanding amounts due.

                               V. RESPONSIBILITIES

5.1 Each party shall use good faith efforts to perform the tasks and obligations set forth in this Agreement, including taking all necessary steps to make personnel available in a timely fashion to assist the other party as such needs arise in the daily operation of the respective businesses, and shall in no way interfere with or impair the ability of the other party to conduct its business affairs.

5.2 Neither party or its employees shall disclose information about the business or business practices of the other without the express written consent of the other. Each party shall take all reasonable steps to insure the confidentiality the respective business practices of the other party.

                                                                   EXHIBIT 10.58

     Dated December 1, 1996.

YELLOW STONE FUELS, INC.


    /s/ MARK LARSEN
-----------------------------
By:     Mark Larsen,
        President

U.S. ENERGY CORP.                                  CRESTED CORP.


    /s/ JOHN L. LARSEN                                /s/ MAX T. EVANS
-----------------------------                     ------------------------------
By:     John L. Larsen,                            By:    Max T. Evans,
        President                                         President